METHODE ELECTRONICS, INC. REPORTS RECORD SALES AND EARNINGS FOR FISCAL 2015

Chicago, IL -June 25, 2015 - Methode Electronics, Inc. (NYSE: MEI), a global developer of custom engineered and application specific products and solutions, today announced financial results for the Fiscal 2015 fourth quarter and year ended May 2, 2015.

Fourth-Quarter Fiscal 2015
Methode's fourth-quarter Fiscal 2015 net sales grew $2.4 million, or 1.1 percent, to $227.3 million from $224.9 million in the same quarter of Fiscal 2014. Year over year, in the fourth quarter of Fiscal 2015, the strengthening of the US dollar compared to the Euro had the effect of reducing net sales by $7.5 million, or 3.2 percent.

Net income decreased $21.5 million to $26.6 million, or $0.68 per share, in the fourth quarter of Fiscal 2015 from $48.1 million, or $1.25 per share, in the same period of Fiscal 2014.

Year over year, fourth-quarter Fiscal 2015 net income benefitted from:

•	higher sales volumes in the Automotive and Power Products segments;

•	increased manufacturing efficiencies in the Automotive segment; and

•	the pre-tax gain on the sale of the assets of Trace Laboratories of $7.7 million.

Year over year, fourth-quarter Fiscal 2015 net income was negatively affected by:

•	lower income tax benefit of $20.5 million;

•	higher impairment of pre-tax goodwill and intangible asset charges of $9.4 million;

•	higher compensation expense of $4.0 million, including $2.5 million related to long-term incentive plan compensation due to stock appreciation;

•	pricing concessions in the Automotive segment of $6.6 million;

•	the absence of the gain on the Fiscal 2014 sale of the Company’s Lumidigm investment of $3.2 million; and

•	higher travel and other general expenses of $1.1 million.

Excluding the fourth-quarter impacts of goodwill and intangible asset impairments, sales of businesses/investments, and tax credits/valuation allowances, Methode’s Fiscal 2015 fourth-quarter net income was $20.1 million, or $0.51 per share, and Fiscal 2014 fourth-quarter net income was $14.6 million, or $0.38 per share. The details regarding the excluded items follow:

•	Goodwill and intangible asset impairments: pre-tax charges of $11.1 million in Fiscal 2015 and $1.7 million in Fiscal 2014;

•
Sales of businesses and investments: pre-tax gain of $7.7 million on the sale of Trace Laboratories in Fiscal 2015 and the pre-tax gain on the sale of the Lumidigm investment of $3.2 million in Fiscal 2014; and

Methode Electronics, Inc. Reports Fiscal 2015 Fourth-Quarter and Full-Year Financial Results

•	Tax credits and valuation allowances: benefit of $8.6 million in Fiscal 2015 and $32.6 million in Fiscal 2014.

Consolidated gross margins as a percentage of sales improved to 22.9 percent in the Fiscal 2015 fourth quarter compared to 19.0 percent in the Fiscal 2014 period as a result of increased efficiencies related to manufacturing improvements at AMD, the Company’s captive molding business, and increased production at the Company’s lower cost Egyptian facility, partially offset by pricing concessions in the Automotive segment and lower gross margins in the Interface and Other segments due to higher development costs.

Selling and administrative expenses as a percentage of net sales increased to 11.6 percent for the Fiscal 2015 fourth quarter compared to 9.2 percent in the same period in Fiscal 2014. Selling and administrative expenses increased $5.6 million, or 26.9 percent, to $26.4 million in the Fiscal 2015 period compared to $20.8 million in the prior-year period due primarily to higher long-term incentive plan compensation, bonus, wage, travel, legal and general expenses.

In the Fiscal 2015 fourth quarter, income tax benefit decreased $20.5 million to a benefit of $4.0 million from a benefit of $24.5 million for the Fiscal 2014 period. The Fiscal 2015 fourth-quarter net tax benefit included a tax benefit of $8.6 million due to the release of a valuation allowance against deferred tax assets. The Fiscal 2014 fourth-quarter net tax benefit included a $32.6 million release of deferred tax asset valuation allowance partially offset by income tax expense for other discrete adjustments.

Fourth-Quarter Fiscal 2015 Segment Comparisons
Comparing the Automotive segment's Fiscal 2015 fourth quarter to the same period of Fiscal 2014,

•	Net sales increased 0.8 percent attributable to:

•
a 38.2 percent sales increase in Asia attributable to higher volume of interior lighting and linear position sensor products partially offset by lower transmission lead frame assembly products; partially offset by

•
Virtually flat sales in North America due to higher volume of the General Motors center console program offset with lower volumes for the Ford center console program and transmission lead frame assembly products and pricing concessions; and

•	a 13.3 percent sales decrease in Europe primarily driven by currency rate fluctuations.

•
Gross margins as a percentage of sales improved to 25.0 percent from 18.0 percent due to improved efficiencies related to higher sales, manufacturing improvements at AMD, increased production at the Egyptian facility and favorable raw material commodity pricing, partially offset by pricing concessions.

•	Income from operations increased 42.0 percent due to manufacturing efficiencies, partially offset by higher selling and administrative expenses and pricing concessions.

Comparing the Interface segment's Fiscal 2015 fourth quarter to the same period of Fiscal 2014,

•	Net sales were virtually flat attributable to:

•	a 5.5 percent sales improvement in North America due to higher sales volumes of data solutions and radio remote control products, offset by lower appliance sales volumes; partially offset by

•	a 17.8 percent sales decrease in Europe attributable to lower radio remote control and data solution product volumes; and

•	a 29.6 percent decline in Asia attributable to lower radio remote control product demand and the planned exit of a product line.

•	Gross margins as a percentage of sales declined to 18.4 percent from 24.6 percent due primarily to unfavorable sales mix of data solutions products and increased development costs.

Methode Electronics, Inc. Reports Fiscal 2015 Fourth-Quarter and Full-Year Financial Results

•
Income from operations declined 261.1 percent due to an $11.1 million impairment charge related to TouchSensor assets, lower sales volumes and higher legal expense, partially offset by lower compensation and travel expenses.

Comparing the Power Products segment's Fiscal 2015 fourth quarter to the same period of Fiscal 2014,

•	Net sales improved 16.6 percent attributable to:

•	a 5.0 percent sales increase in North America due to improved datacom, cabling and busbar products demand;

•	a 106.3 percent sales improvement in Europe attributable to increased busbar product volume, partially offset by lower by-pass switch demand; and

•	a 15.7 percent sales increase in Asia driven by improved datacom, busbar and cabling product demand.

•
Gross margins as a percentage of sales increased to 28.4 percent from 23.5 percent due to favorable manufacturing efficiencies related to higher sales in North America and Europe, favorable European product mix as well as favorable raw material commodity pricing.

•	Income from operations improved 76.7 percent due to higher sales, manufacturing efficiencies, favorable raw material commodity pricing, and lower commission and travel expenses.

Fiscal 2015
Methode's Fiscal 2015 net sales grew $108.3 million, or 14.0 percent, to $881.1 million from $772.8 million in Fiscal 2014. Year over year, in Fiscal 2015, the strengthening of the US dollar compared to the Euro had the effect of reducing net sales by $10.9 million, or 1.7 percent.

Net income increased $5.0 million to $101.1 million, or $2.57 per share, in Fiscal 2015 compared to $96.1 million, or $2.51 per share, in Fiscal 2014.

Year over year, Fiscal 2015 net income benefitted from:

•	higher sales volumes and the corresponding improvement in manufacturing efficiencies in the Automotive and Power Products segments;

•	the pre-tax gain on the sale of the assets of Trace Laboratories of $7.7 million; and

•	higher interest income of $1.0 million.

Year over year, Fiscal 2015 net income was negatively affected by:

•	lower sales in the Interface segment;

•	higher income tax expense of $40.1 million;

•	higher impairment of goodwill and intangible asset charges of $9.4 million;

•	higher compensation expense of $7.7 million, including $3.1 million related to long-term incentive plan compensation due to stock appreciation;

•	pricing concessions in the Automotive segment of $11.7 million;

•	the absence of the gain on the Fiscal 2014 sale of the Lumidigm investment of $3.2 million;

•	higher travel and other general expenses of $3.1 million;

•	higher legal expense of $2.6 million; and

•	higher stock based compensation expense of $1.0 million.

Excluding the full-year impacts of goodwill and intangible asset impairments, sales of businesses/investments, and tax credits/valuation allowances, Methode’s Fiscal 2015 net income was $94.6 million, or $2.41 per share, and Fiscal 2014 net income was $62.6 million, or $1.64 per share. The details regarding the excluded items follow:

Methode Electronics, Inc. Reports Fiscal 2015 Fourth-Quarter and Full-Year Financial Results

•	Goodwill and intangible asset impairments: pre-tax charges of $11.1 million in Fiscal 2015 and $1.7 million in Fiscal 2014;

•
Sales of businesses and investments: pre-tax gain of $7.7 million on the sale of Trace Laboratories in Fiscal 2015 and the pre-tax gain on the sale of the Lumidigm investment of $3.2 million in Fiscal 2014; and

•	Tax credits and valuation allowances: benefit of $8.6 million in Fiscal 2015 and $32.6 million in Fiscal 2014.

Consolidated gross margins as a percentage of sales improved to 24.8 percent in Fiscal 2015 compared to 20.3 percent in Fiscal 2014 as a result of increased efficiencies related to higher sales, manufacturing improvements at AMD and increased production at the Egyptian facility, partially offset by pricing concessions in the Automotive segment, lower gross margins in the Interface segment due to lower sales and higher development costs and lower gross margins in the Other segment due to higher development costs.

Selling and administrative expenses as a percentage of net sales increased to 10.7 percent for Fiscal 2015 compared to 10.3 percent in Fiscal 2014. Selling and administrative expenses increased $14.4 million, or 18.1 percent, to $94.0 million in Fiscal 2015 compared to $79.6 million in the prior year due primarily to higher long-term incentive plan compensation, bonus, wage, travel, legal and general expenses.

In Fiscal 2015, income tax expense increased $40.1 million to an expense of $19.8 million from a benefit of $20.3 million for Fiscal 2014. The Fiscal 2015 net tax expense included a tax benefit of $8.6 million due to the release of a valuation allowance against deferred tax assets. The Fiscal 2014 net tax benefit included a $32.6 million release of deferred tax asset valuation allowance partially offset by income tax expense for other discrete adjustments.

Fiscal 2015 Segment Comparisons
Comparing the Automotive segment's Fiscal 2015 to Fiscal 2014,

•	Net sales increased 20.3 percent attributable to:

•
a 38.9 percent sales improvement in North America due to increased volumes of the General Motors center console program, partially offset by lower Ford center console program demand and pricing concessions; and

•	a 16.8 percent sales improvement in Asia attributable to increased interior lighting products, linear position and transmission lead-frame volumes; partially offset by

•	a 7.4 percent sales decrease in Europe primarily driven by currency rate fluctuations as well as lower tooling and switch product demand.

•
Gross margins as a percentage of sales improved to 25.0 percent from 18.5 percent due to increased efficiencies related to higher sales, manufacturing improvements at AMD, increased production at the Egyptian facility and favorable raw material commodity pricing, partially offset by pricing concessions.

•
Income from operations increased 80.0 percent due to higher sales, improved manufacturing efficiencies and lower legal expense, partially offset by higher salary, bonus, employee recruitment and travel expenses and pricing concessions.

Comparing the Interface segment's Fiscal 2015 to Fiscal 2014,

•	Net sales decreased 5.3 percent attributable to:

•	a 2.9 percent sales decline in North America due to lower appliance demand, partially offset by higher data solution and radio remote control product volumes;

•	a 8.4 percent sales decrease in Europe driven by lower radio remote control demand, partially offset by higher data solution product volume; and

Methode Electronics, Inc. Reports Fiscal 2015 Fourth-Quarter and Full-Year Financial Results

•	a 25.0 percent sales decline in Asia attributable to lower radio remote control product demand and the planned exit of a product line.

•	Gross margins as a percentage of sales decreased to 23.9 percent from 26.0 percent due primarily to unfavorable sales mix of data solutions products and increased development costs.

•
Income from operations decreased 73.9 percent due to an $11.1 million impairment charge related to TouchSensor assets, lower sales volumes and higher legal expense, partially offset by lower compensation and travel expenses.

Comparing the Power Products segment's Fiscal 2015 to Fiscal 2014,

•	Net sales improved 18.2 percent attributable to:

•	a 21.6 percent sales increase in North America due to improved datacom, cabling and busbar demand;

•	a 2.8 percent sales improvement in Europe attributable to increased busbar product volume, partially offset by lower by-pass switch demand; and

•	a 19.6 percent sales increase in Asia driven by improved datacom, busbar and cabling product demand.

•
Gross margins as a percentage of sales improved to 32.4 percent from 24.1 percent due to favorable manufacturing efficiencies related to higher sales in North America and Europe, favorable European product mix as well as favorable raw material commodity pricing.

•	Income from operations increased 84.1 percent due to higher sales, manufacturing efficiencies, favorable raw material commodity pricing, and lower commission and travel expenses.

Guidance
For Fiscal 2016, Methode anticipates sales in the range of $830 million to $865 million, income from operations in the range of $108 to $119 million and earnings per share in the range of $2.07 to $2.22. The guidance ranges for Fiscal 2016 are based upon management's expectations regarding a variety of factors and involve a number of risks and uncertainties, including the following significant factors considered by management in preparing this guidance:

•	pricing concessions in the Automotive segment;

•	lower Ford revenues due to a center console program going end of life;

•	lower PowerRail revenues in the Power Product segment;

•	an effective tax rate of approximately 25 percent, and no significant changes in tax valuation allowances or enacted tax laws;

•	the sales volumes and timing thereof for certain makes and models of automobiles, trucks and SUVs for Fiscal 2016;

•	successful commercialization of Dabir Therapeutic Surfaces;

•	sales mix within the markets served;

•	the uncertainty of the European economy;

•	the finished goods position of large customers;

•	foreign exchange gains or losses;

•	the anticipated impact of, and costs associated with, litigation instituted against a former Hetronic distributor in Europe;

•	no future unusual or one-time items; and

•	no acquisitions or divestitures.

Management Comments
President and Chief Executive Officer Donald W. Duda said, “Methode’s Fiscal 2015 was a year of continued growth, as sales, income from operations and earnings per share were the highest in our Company’s history, while we generated nearly $95 million in cash. The execution by our teams to achieve

Methode Electronics, Inc. Reports Fiscal 2015 Fourth-Quarter and Full-Year Financial Results

these results is very impressive. Our Automotive segment increased operating income 80 percent, while the Power Products segment exceeded our expectations as a major customer accelerated its demand.”

Mr. Duda concluded, “In Fiscal 2016, we are focused on continuing to invest in our businesses to grow, defend and improve our long-term competitive position, concentrating on Dabir Therapeutic Surfaces, 10 gig copper transceiver modules, as well as our lithium-ion power solutions. While Fiscal 2016 guidance calls for lower revenue and earnings over Fiscal 2015, we are targeting a five-year compounded annual growth rate for EBITDA in the range of 9 to 10 percent.”

Conference Call
The Company will conduct a conference call and Webcast to review financial and operational highlights led by its President and Chief Executive Officer, Donald W. Duda, and Corporate Controller and Treasurer, Ronald L. Tsoumas, today at 10:00 a.m. Central time.

To participate in the conference call, please dial (877) 407-8033 (domestic) or (201) 689-8033 (international) at least five minutes prior to the start of the event. A simultaneous Webcast can be accessed through the Company’s Web site, www.methode.com, by selecting the Investor Relations page, and then clicking on the “Webcast” icon.

A replay of the conference call, as well as an MP3 download, will be available shortly after the call through July 25, 2015, by dialing (877) 660-6853 (domestic) or (201) 612-7415 (international) and providing Conference ID number 13611988. On the Internet, a replay will be available for 30 days through the Company’s Web site, www.methode.com, by selecting the Investor Relations page and then clicking on the “Webcast” icon.

About Methode Electronics, Inc.
Methode Electronics, Inc. (NYSE: MEI) is a global developer of custom engineered and application specific products and solutions with manufacturing, design and testing facilities in China, Egypt, Germany, India, Italy, Lebanon, Malta, Mexico, Singapore, Switzerland, the United Kingdom and the United States. We design, manufacture and market devices employing electrical, electronic, wireless, safety radio remote control, sensing and optical technologies to control and convey signals through sensors, interconnections and controls. Our business is managed on a segment basis, with those segments being Automotive, Interface, Power Products and Other. Our components are in the primary end markets of the automobile, computer, information processing and networking equipment, voice and data communication systems, consumer electronics, appliances, aerospace vehicles and industrial equipment industries. Further information can be found on Methode's Web site www.methode.com.

Forward-Looking Statements
This press release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements are subject to the safe harbor protection provided under the securities laws. Methode undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in Methode's expectations on a quarterly basis or otherwise. The forward-looking statements in this press release involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in Methode's filings with the Securities and Exchange Commission, such as our annual and quarterly reports. Such factors may include, without limitation, the following: (1) dependence on a small number of large customers, including two large automotive customers; (2) dependence on the automotive, appliance, computer and communications industries; (3) investment in programs prior to the recognition of revenue; (4) timing, quality and cost of new program launches; (5) ability to withstand price pressure, including price concessions; (6) dependence on our

Methode Electronics, Inc. Reports Fiscal 2015 Fourth-Quarter and Full-Year Financial Results

supply chain; (7) dependence on the availability and price of raw materials; (8) customary risks related to conducting global operations; (9) currency fluctuations; (10) income tax rate fluctuations; (11) fluctuations in our gross margins; (12) the recognition of goodwill impairment charges; (13) ability to keep pace with rapid technological changes; (14) location of a significant amount of cash outside of the U.S.; (15) ability to successfully benefit from acquisitions and divestitures; (16) ability to avoid design or manufacturing defects; (17) ability to protect our intellectual property; (18) ability to compete effectively; (19) ability to withstand business interruptions; (20) a breach of our information technology systems; and (21) costs and expenses due to regulations regarding conflict minerals.

For Methode Electronics, Inc. - Investor Contacts:
Kristine Walczak, Dresner Corporate Services, 312-780-7205, kwalczak@dresnerco.com
Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com

METHODE ELECTRONICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
($ in thousands, except per share data)

	Three Months Ended		Fiscal Year Ended
	May 2, 2015	May 3, 2014	May 2, 2015	May 3, 2014

Net sales	$227.3	$224.9	$881.1	$772.8

Cost of products sold	175.3	182.0	662.3	616.1

Gross profit	52.0	42.9	218.8	156.7

Impairment of goodwill and intangible assets	11.1	1.7	11.1	1.7
Selling and administrative expenses	26.4	20.8	95.5	81.4

Income from operations	14.5	20.4	112.2	73.6

Gain from sale of business	(7.7)	—	(7.7)	—
Interest (income)/expense, net	(0.3)	—	(0.7)	0.3
Other income, net	—	(3.4)	(0.2)	(2.6)

Income before income taxes	22.5	23.8	120.8	75.9

Income tax (benefit)/expense	(4.0)	(24.5)	19.8	(20.3)

Net income	26.5	48.3	101.0	96.2

Less: Net income/(loss) attributable to noncontrolling interest	(0.1)	0.1	(0.1)	0.1
NET INCOME ATTRIBUTABLE TO METHODE ELECTRONICS, INC.	$26.6	$48.2	$101.1	$96.1

Amounts per common share attributable to Methode Electronics, Inc.:
Basic	$0.69	$1.26	$2.61	$2.53
Diluted	$0.68	$1.25	$2.57	$2.51
Cash dividends:
Common stock	$0.09	$0.09	$0.36	$0.30
Weighted average number of Common Shares outstanding:
Basic	38,812,413	38,384,980	38,686,550	37,973,697
Diluted	39,410,371	38,667,231	39,266,701	38,216,259

METHODE ELECTRONICS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in millions, except per share data)

	May 2, 2015	May 3, 2014
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$168.1	$116.4
Accounts receivable, less allowance (2015 — $0.5; 2014 —$0.7)	170.4	173.0
Inventories:
Finished products	16.0	14.2
Work in process	12.2	12.0
Materials	42.7	45.4
	70.9	71.6
Deferred income taxes	15.0	8.7
Prepaid and refundable income taxes	1.8	0.4
Prepaid expenses and other current assets	12.1	11.6
TOTAL CURRENT ASSETS	438.3	381.7
PROPERTY, PLANT AND EQUIPMENT
Land	0.8	3.1
Buildings and building improvements	44.4	45.9
Machinery and equipment	264.0	274.6
	309.2	323.6
Less allowances for depreciation	215.9	222.4
	93.3	101.2
OTHER ASSETS
Goodwill	1.7	13.0
Other intangibles, less accumulated amortization	11.3	13.0
Cash surrender value of life insurance	7.0	8.2
Deferred income taxes	32.1	40.0
Pre-production costs	10.5	10.5
Other	11.6	7.9
	74.2	92.6
TOTAL ASSETS	$605.8	$575.5
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$70.1	$82.0
Salaries, wages and payroll taxes	30.6	15.3
Other accrued expenses	17.2	15.9
Deferred income taxes	1.7	1.3
Income tax payable	11.0	4.6
TOTAL CURRENT LIABILITIES	130.6	119.1
LONG-TERM DEBT	5.0	48.0
OTHER LIABILITIES	4.0	3.4
DEFERRED COMPENSATION	7.2	12.8
SHAREHOLDERS’ EQUITY
Common stock, $0.50 par value, 100,000,000 shares authorized, 39,702,036 and 39,262,168 shares issued as of May 2, 2015 and May 3, 2014, respectively	19.9	19.6
Additional paid-in capital	102.2	89.8
Accumulated other comprehensive income/(loss)	(8.3)	24.7
Treasury stock, 1,346,624 and 1,342,188 shares as of May 2, 2015 and May 3, 2014, respectively	(11.5)	(11.4)
Retained earnings	356.5	269.2
TOTAL METHODE ELECTRONICS, INC. SHAREHOLDERS’ EQUITY	458.8	391.9
Noncontrolling interest	0.2	0.3
TOTAL EQUITY	459.0	392.2
TOTAL LIABILITIES AND EQUITY	$605.8	$575.5

METHODE ELECTRONICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Fiscal Year Ended
	May 2, 2015	May 3, 2014	April 27, 2013
OPERATING ACTIVITIES
Net income	$101.0	$96.2	$40.4
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on sale of fixed assets	—	0.2	—
Impairment of goodwill and intangible assets	11.1	1.7	4.3
Gain on sale of business	(7.7)	—	—
Provision for depreciation	21.9	22.1	17.0
Amortization of intangible assets	1.5	1.8	1.8
Stock-based compensation	4.3	3.3	3.3
Provision for bad debt	—	—	0.1
Deferred income taxes	(0.3)	(29.2)	(7.2)
Changes in operating assets and liabilities:
Accounts receivable	(8.6)	(49.7)	(21.2)
Inventories	(1.6)	(11.0)	(16.1)
Prepaid expenses and other assets	(1.6)	0.2	9.1
Accounts payable and other expenses	2.9	36.8	1.7
NET CASH PROVIDED BY OPERATING ACTIVITIES	122.9	72.4	33.2

INVESTING ACTIVITIES
Purchases of property, plant and equipment	(22.5)	(29.0)	(38.6)
Acquisition of businesses	—	—	(1.4)
Sale of business/investment	11.2	6.1	—
NET CASH USED IN INVESTING ACTIVITIES	(11.3)	(22.9)	(40.0)

FINANCING ACTIVITIES
Proceeds from exercise of stock options	4.0	5.0	0.6
Tax benefit from stock option exercises	4.3	0.4	—
Cash dividends	(13.8)	(11.3)	(10.3)
Proceeds from borrowings	—	38.0	37.0
Repayment of borrowings	(43.0)	(33.5)	(41.5)
NET CASH USED IN FINANCING ACTIVITIES	(48.5)	(1.4)	(14.2)
Effect of foreign currency exchange rate changes on cash	(11.4)	2.5	—
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	51.7	50.6	(21.0)
Cash and cash equivalents at beginning of year	116.4	65.8	86.8
CASH AND CASH EQUIVALENTS AT END OF YEAR	$168.1	$116.4	$65.8